Exhibit 99.3

ARBORTEXT, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

as of March 31, 2005 and December 31, 2004

(In thousands, except share and per-share data)

(Unaudited)

	March 31, 2005	December 31, 2004
Assets
Current assets:
Cash and cash equivalents	$5,961	$5,904
Accounts receivable, net of allowance for doubtful accounts of $363 and $576	8,802	10,711
Prepaid expenses and deposits	838	654

Total current assets	15,601	17,269
Equipment and furniture, net	1,365	1,481
Goodwill and other intangible assets	9,178	9,292
Other	41	40

Total assets	$26,185	$28,082

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$1,649	$1,873
Accrued expenses	1,804	2,681
Accrued compensation and benefits	1,470	2,247
Deferred revenue	9,697	8,759

Total current liabilities	14,620	15,560
Noncurrent liabilities:
Deferred revenue, less current portion	721	910

Total liabilities	15,341	16,470
Commitments and contingencies
Shareholders’ equity:
Convertible preferred stock	48,028	48,028
Common stock, $0.0001 par value. Authorized 48,000,000 shares; issued and outstanding 7,665,714 and 7,597,972 shares, respectively	1	1
Additional paid-in capital	4,116	4,182
Accumulated deficit	(40,981)	(40,402)
Accumulated other comprehensive loss	(192)	(69)
Treasury stock, 2,224,000 shares of common stock held at cost	(128)	(128)

Total shareholders’ equity	10,844	11,612

Total liabilities and shareholders’ equity	$26,185	$28,082

The accompanying notes are an integral part of the consolidated financial statements.

ARBORTEXT, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

for the Three Months Ended March 31, 2005 and 2004

(In thousands)

(Unaudited)

	Three Months Ended March 31,
	2005	2004
Revenue:
Software licenses	$3,121	$2,008
Software maintenance	3,453	2,330
Professional services	3,487	2,114

Total revenue	10,061	6,452

Cost of revenue	2,691	1,770

Gross profit	7,370	4,682

Operating expenses:
Sales and marketing	5,039	3,397
Research and development	1,835	1,550
General and administrative	902	644
Amortization of intangible assets	114	—

Total operating expenses	7,890	5,591

Operating loss	(520)	(909)

Other income, net	(28)	17

Loss before income taxes	(548)	(892)
Income tax expense	31	34

Net loss	$(579)	$(926)

The accompanying notes are an integral part of the consolidated financial statements.

ARBORTEXT, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

for the Three Months Ended March 31, 2005 and 2004

(In thousands)

(Unaudited)

	For the Three Months Ended March 31,
	2005	2004
Cash flows from operating activities:
Net loss	$(579)	$(926)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	303	108
Changes in operating assets and liabilities (excluding the effect of acquired businesses):
Accounts receivable	1,868	276
Prepaid expenses and deposits	(197)	87
Accounts payable and accrued expenses	(1,556)	(268)
Deferred revenue	710	149

Net cash provided by (used in) operating activities	549	(574)

Cash flows from investing activities:
Capital expenditures	(105)	(191)
Acquisition related costs	(488)	—

Net cash used in investing activities	(593)	(191)

Cash flows from financing activities:
Proceeds from issuance of common and preferred stock	22	26

Net cash provided by financing activities	22	26

Effect of exchange rate changes on cash	79	(18)

Net increase (decrease) in cash and cash equivalents	57	(757)
Cash and cash equivalents, beginning of period	5,904	9,371

Cash and cash equivalents, end of period	$5,961	$8,614

The accompanying notes are an integral part of the consolidated financial statements.

ARBORTEXT, INC. AND SUBSIDIARIES

Consolidated Statements of Comprehensive Loss

for the Three Months Ended March 31, 2005 and 2004

(In thousands)

(Unaudited)

	Three Months Ended March 31,
	2005	2004
Net loss	$(579)	$(926)
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustment, net of tax of $0 for all periods	(123)	(19)

Comprehensive loss	$(702)	$(945)

The accompanying notes are an integral part of the consolidated financial statements.

ARBORTEXT, INC. AND SUBSIDIARIES

Notes to Unaudited Consolidated Financial Statements

March 31, 2005 and 2004

(1)	Basis of Presentation and Nature of Business

Arbortext, Inc. and its subsidiaries (Arbortext or the Company) develop, market, and support enterprise publishing software. Organizations around the world use the Company’s products to create and automatically publish large amounts of information in multiple languages to multiple audiences in multiple hardcopy and electronic output formats. The Company’s principal software products, including Epic Editor, E3, and 3B2, are sold through a direct sales force and, to a lesser extent, through resellers, including systems integrators, distributors, and value-added resellers.

(2)	Summary of Accounting Policies

(a)	Principles of Consolidation

The condensed consolidated financial statements include the accounts of Arbortext, Inc. and its wholly owned subsidiaries and have been prepared by management of the Company in accordance with accounting principles generally accepted in the United States of America. In the opinion of management of the Company, the accompanying unaudited consolidated financial statements contain all necessary adjustments, consisting only of those of a normal recurring nature, necessary for a fair presentation of the Company’s financial position, results of operations and cash flows at the dates and for the periods indicated. All intercompany accounts and transactions have been eliminated in consolidation. While management of the Company believes that the disclosures presented are adequate to make the information not misleading, these unaudited quarterly financial statements should be read in conjunction with the Company’s consolidated financial statements and related notes for the fiscal year ended December 31, 2004.

(b)	Use of Estimates

The preparation of the condensed consolidated financial statements requires management of the Company to make a number of estimates and assumptions relating to the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the period. Significant items subject to such estimates and assumptions include the carrying amount of equipment and furniture, valuation allowance for receivables and deferred income tax assets, and various other liabilities. Actual results could differ from those estimates. The results for the three months ended March 31, 2005 are not necessarily indicative of the results expected for the remainder of the fiscal year.

(c)	Foreign Currency

The financial statements of international subsidiaries are translated using exchange rates in effect at period-end for assets and liabilities and at average rates during the period for results of operations. The resulting foreign currency translation adjustments are reflected as a separate component of shareholders’ equity. Foreign currency transaction gains and losses are included in other income and expense. Foreign currency transaction gains (losses) were ($48,000) and $1,000 for the three months ended March 31, 2005 and 2004, respectively.

(d)	Revenue Recognition

Software license revenue consists of license fees for the Company’s software products. Revenue is recognized according to Statement of Position 97-2, Software Revenue Recognition (SOP 97-2), as amended by Statement of Position 98-9, Modification of SOP 97-2, Software Revenue Recognition with Respect to Certain Transactions (SOP 98-9), for all transactions involving the sale of software

ARBORTEXT, INC. AND SUBSIDIARIES

Notes to Unaudited Consolidated Financial Statements

March 31, 2005 and 2004

products. Revenue under paid-up software licensing agreements, which cover substantially all of the Company’s software license revenue, is recognized when (1) persuasive evidence of an arrangement exists, (2) delivery has occurred (FOB shipping point), (3) the fee is deemed fixed or determinable, and (4) collection is probable. Revenue under annual software licensing arrangements is deferred and amortized over the terms of the agreements. In either instance, revenue is recognized only when no significant remaining obligations to the customer exist.

Software maintenance revenue consists of revenue generated from maintenance and support agreements on the Company’s software products. Revenue related to advance payments received under software maintenance agreements is deferred and amortized over the terms of the agreements.

Professional services revenue consists primarily of revenue from consulting and training projects. Revenue from professional services is recognized upon performance of the service.

The Company uses the residual method prescribed in SOP 98-9 to account for software license revenues, included in multiple element arrangements. Under the residual method, the fair value of the undelivered elements (i.e., maintenance and professional services) based on vendor-specific objective evidence (VSOE) is deferred, and the remaining portion of the arrangement fee is allocated to the delivered elements (i.e., software license). If evidence of the fair value of one or more of the undelivered services does not exist, revenues are deferred and recognized when delivery of those services occurs or fair value can be established. The Company determines VSOE of fair value for services revenue based upon current pricing for those services when sold separately and VSOE of fair value for maintenance services based upon pricing for renewal maintenance contracts when sold separately.

(e)	Cash Equivalents

Cash equivalents consist of commercial paper with an initial term of less than three months. For purposes of the statement of cash flows, the Company considers all highly liquid instruments with original maturities of three months or less to be cash equivalents.

(f)	Stock-based Compensation

The Company has elected to apply the provisions of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and the pro forma disclosure provisions of SFAS No. 123, Accounting for Stock-Based Compensation, and SFAS No. 148, Accounting for Stock-Based Compensation – Transition and Disclosure, in the notes to its consolidated financial statements. As such, compensation expense for stock options is recorded on the date of grant only if the current market price of the underlying stock exceeds the exercise price for its fixed option grants.

ARBORTEXT, INC. AND SUBSIDIARIES

Notes to Unaudited Consolidated Financial Statements

March 31, 2005 and 2004

If the Company had determined compensation costs of awards consistent with the provisions of SFAS No. 123 based on the fair value at the date of grant, the Company’s net loss would have increased to the pro forma amounts indicated below (in thousands):

	Three months ended
	March 31, 2005	March 31, 2004
Net loss, as reported	$(579)	$(926)
Stock-based employee compensation cost included in reported net income (loss), net of tax of $0 for all periods	—	—
Stock-based employee compensation expense determined under fair value based method, net of tax of $0 for all periods	(25)	(30)

Pro forma net loss	$(604)	$(956)

(g)	Income Taxes

Income taxes are computed using the asset and liability method of accounting. Under this method, deferred income tax assets and liabilities are determined based on the temporary differences between the financial reporting and tax bases of assets and liabilities and are measured using the currently enacted tax rates and laws.

(h)	Goodwill and Other Intangible Assets

Goodwill represents the unamortized cost in excess of fair value of net assets acquired. In accordance with SFAS No. 142, Goodwill and Other Intangible Assets, goodwill is not amortized. Other intangible assets are amortized over the expected life of the asset. Goodwill will be assessed for impairment on an annual basis in the fourth quarter of the Company’s fiscal year, or more frequently if events or changes in circumstances indicate that the assets might be impaired. Factors which could trigger an impairment review include significant underperformance relative to historical or projected future operating results, significant changes in the Company’s use of the acquired assets or the strategy for the Company’s overall business, and significant negative industry or economic trends. To conduct these tests of goodwill, the fair value of the acquired assets is compared to its carrying value. If the carrying value exceeds its fair value, the Company would record an impairment loss to the extent that the carrying value of goodwill exceeds its implied fair value. The Company estimates the fair values of the acquired assets using discounted cash flow valuation models.

(3)	Business Combinations

In October 2004, the Company acquired 100% of the capital stock of Advent Publishing Systems, Ltd. (Advent). As a result of the acquisition of Advent, the Company incurred $1.5 million in acquisition-related costs associated with exiting various activities and terminating certain Advent employees, $0.9 million of which was paid as of March 31, 2005. These expenses are not associated with the generation of future revenue and have no future economic benefit, and therefore are assumed liabilities in the allocation of the purchase price to the net assets acquired.

Approximately $3.2 million was determined to be an identifiable intangible asset, developed technology and know-how, and will be amortized over its expected life of 7 years. In-process research and development amounted to $400,000 and was expensed in the Company’s statement of operations. The excess of the aggregate purchase price over the fair value of the net assets acquired resulted in goodwill of approximately $6.2 million. The operating results of Advent are included in the Company’s consolidated results of operations from the date of acquisition. Values assigned to goodwill and other intangible assets are not deductible for tax purposes.

ARBORTEXT, INC. AND SUBSIDIARIES

Notes to Unaudited Consolidated Financial Statements

March 31, 2005 and 2004

Goodwill and other intangible assets as of March 31, 2005 consisted of the following (in thousands):

	Gross carrying amount	Accumulated amortization	Net book value
Goodwill (not amortized)	$6,192	$—	$6,192
Developed technology and know-how	3,200	(214)	2,986

Total intangible assets	$9,392	$(214)	$9,178

Aggregate amortization expense for amortizing intangible assets was $114,000 and $0 for the three months ended March 31, 2005 and 2004, respectively. Estimated annual amortization expense for the next five years is $457,000 per year for 2005 through 2009.

(4)	Income Taxes

Income tax expense consisted of current foreign taxes of $31,000 and $34,000 for the three months ended March 31, 2005 and 2004, respectively.

The valuation allowance for the deferred tax assets as of March 31, 2005 was approximately $17.1 million. The net change in the total valuation allowance for the quarter ended March 31, 2005 was an increase of $0.3 million. In assessing the realizability of the deferred tax assets, management of the Company considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management of the Company considers projected future taxable income and tax planning strategies in making this assessment. Based upon the level of historical taxable losses and projections for future taxable income over the periods which the deferred tax assets are deductible, management of the Company believes it is more likely than not that the Company may not realize the benefits of these deductible differences and, accordingly, has established a valuation allowance at March 31, 2005.

At March 31, 2005, the Company has net operating loss carryforwards for Federal income tax purposes of $35.6 million, which expire from 2008 through 2024. In addition, the Company has research and development credits in the amount of $1.8 million, which expire from 2006 through 2024. Some of these net operating loss carryforwards and research and development credits are subject to the limitations of Sections 382 and 383 of the Internal Revenue Code.

(5)	Financing Arrangements

As of March 31, 2005, the Company had a bank credit facility that provided for borrowings against a line of credit not to exceed the lesser of (a) $3.0 million at any one time outstanding, or (b) 80% of the Company’s eligible domestic accounts receivable under 90 days, excluding receivables subject to contingencies or unfulfilled contracts and amounts receivable from related parties. The credit facility was secured by all accounts receivable, inventory, equipment, and intangible assets of the Company. Under the terms of the credit facility, the Company must maintain certain financial ratios and may not pay dividends. The credit facility provided for interest on outstanding borrowings at an annual rate of 1% plus the bank’s prime rate, or 6.75% at March 31, 2005. The facility also provided for an unused line fee at a rate of 0.125% per annum on the difference between the amount of the maximum credit limit and the average daily principal

ARBORTEXT, INC. AND SUBSIDIARIES

Notes to Unaudited Consolidated Financial Statements

March 31, 2005 and 2004

balance of the loans outstanding. The credit facility was entered into by the Company in October 2005 in anticipation of completing the Advent acquisition. No balance was outstanding on the line of credit as of March 31, 2005. The amount of available borrowings was $3.0 million at March 31, 2005.

(6)	Subsequent Event

On July 19, 2005, all of the outstanding capital stock of the Company was acquired by Parametric Technology Corporation for approximately $191.4 million in cash. Included in the purchase price is the consideration paid to cancel and terminate all unvested and unexercised stock options of the Company. Parametric Technology Corporation also incurred professional fees totaling approximately $3.1 million.